Exhibit 6.9

Application Information

• Loan Amount:	$585,000.00	• Total Cost:	$49,345.08

• Loan Term:	12 months	• Monthly Payment:	$52,862.09

• Interest:	$49,345.08	• Annual Interest Rate:	15.22%

• Origination Fee:	$0.00	• Origination Fee Rate:	0.00%

• User:	SlideBelts	• Application Date:	Aug 31, 2018 11:10 AM
	brig@slidebelts.com		PDT

Business Information

Legal name of business:	Principal Contact:

SlideBelts Inc.	Cameron

Diegle

Business address:	Primary Contact Number:

4818 Golden Foothill Parkway Unit 9	9167016006
El Dorado Hills, ca 95762

Primary Email:	Credit History:

cameron@slidebelts.com	The business and its owner's credit histories are clear of bankruptcy, serious delinquency, open judgement and tax liens.
Federal tax ID:

On File	Yes

Business declaration:

The business is located and organized in California, and all the information in the Business Information section above is correct.

Certifications, Authorizations and Consents:

• CERTIFY THAT THE BUSINESS IDENTIFIED IN THIS APPLICATION FORM (THE “BUSINESS”) WILL USE ALL LOAN PROCEEDS TO DIRECTLY SUPPORT ITS SELLING BUSINESS ON AMAZON, AND FOR NO OTHER PURPOSES.

• Acknowledge that the Loan is a commercial loan, and is not intended for household or consumer purposes.

• Certify that you are an owner, sole proprietor, or principal of the Business, and that you are duly authorized to apply for the Loan and sign the Loan Agreement, Consent to Electronic Communications and the Terms and Conditions for Automatic ACH Payment Option on behalf of the Business.

• Certify that all owners of the Business are at least 18 years old.

• Certify that neither you nor any affiliate of the Business is (1) an employee of Amazon.com, Inc. or its affiliates, (2) an officer or director of Amazon.com, Inc., or (3) an immediate family member or controlled entity of any officer or director of Amazon.com, Inc.

• Consent to receive any required disclosures, including a response to this Application Form, electronically to the email address listed under the "Primary Contact Email" in this Application Form and agree to the Consent to Electronic Communications.

• Certify that everything you have stated in this Application Form is true and correct.

LOAN AGREEMENT

1. Promise to Pay. If Amazon Capital Services, Inc. ("we", "us" or "our") makes a loan to the Business in the principal amount of the Loan Request Amount you selected in the Registration Form, the Business will pay us that principal amount, together with accrued interest, as described in this Loan Agreement. The principal, interest, late interest, and any other charges due to us under this Loan Agreement are the "Loan". The Business will make periodic payments of interest and principal according to the schedule set forth in this Loan Agreement. Any amounts due under this Loan Agreement that remain unpaid on the final scheduled payment due date will be due in full on that date.

2. Interest and Late Payment Charges. The principal balance of the Loan will accrue interest daily at the Annual Interest Rate shown in the Registration Form from the date the loan proceeds are available to the Business (the "Origination Date") until the Loan is paid in full. Interest payable on the Loan will be computed by (i) dividing the Annual Interest Rate by twelve to obtain the monthly interest rate (the "Monthly Interest Rate"), (ii) dividing the Monthly Interest Rate by the actual number of days elapsed in the statement period during which interest accrues and (iii) multiplying (ii) above by the principal balance of the Loan outstanding at the beginning of the statement period. Interest on the Loan will accrue on a daily basis and will be payable in arrears (i) on each payment date, (ii) upon any prepayment of the Loan and (iii) at maturity of the Loan. If any payment is not made on time, interest will accrue on all past due amounts under the Loan at an annual interest rate (the "Late Interest Rate") equal to the lesser of the Annual Interest Rate plus 2.0% or the maximum amount permitted by applicable law until those amounts are paid in full.

3. Making Payments. Payments are due monthly in an amount equal to the "Monthly Payment" shown on the Registration Page. Payments are due on the same date of each month as the Origination Date (or, in shorter months, the first day of the next month) beginning the month after the month of the Origination Date. The Business authorizes us to fund the Loan into the Business's Amazon seller account administered by Amazon Services LLC (the "Seller Account"), and directs Amazon Services LLC to withhold disbursements from the Business's Seller Account sufficient to cover scheduled payments due under this Loan Agreement, as well as any other amounts due, and remit those amounts to us whether or not such action would result in there being insufficient funds to make the next scheduled payment under the Loan Agreement. Unless we specify otherwise, scheduled loan payments will be automatically deducted from the first Seller Account disbursement after the date payment is due. If we approve the Business to make more frequent scheduled payments in amounts less than the Monthly Payment, the Business agrees that this may result in an increase to the total interest due over the life of the Loan, and an increase in the total amount payable to us.

Loan proceeds will first be applied to pay off any negative seller balance the Business may have at the time of disbursement. All payments will be applied in the following order: (i) scheduled payments and other amounts due that have not been paid in full one month after they became due (each a "Past Due Payment"), first to accrued past due interest and then to past due principal, starting with the Past Due Payment that has been outstanding the longest, (ii) currently due interest that has accrued at the Late Interest Rate, (iii) currently due interest that has accrued at the Annual Interest Rate and (iv) currently due principal. If the Business does not have pending disbursements in its Seller Account sufficient to make a scheduled payment or pay any other amounts due, the Business is responsible for paying the difference. The Business may make payment by Automated Clearing House (ACH) through Seller Central or by check. Checks must: (i) be made out to Amazon Capital Services, Inc., (ii) include the loan number on the subject line and (iii) be mailed to: Amazon Capital Services, Inc., 410 Terry Ave. North, Seattle, WA 98109-5210. When mailing, a tracking number must be obtained and provided, upon request.

4. Prepayment and Refinancing. If the Business pays off the Loan early, the Business will not have to pay a penalty. Unless the Business pays off the Loan in full, any payments in excess of the scheduled payment and charges due will be applied to outstanding principal. If the Business refinances a loan through Amazon, the proceeds of the refinancing Loan will first be applied to pay off the outstanding principal balance, accrued interest and any other unpaid fees on all existing loans. The net proceeds of the refinancing Loan will be disbursed to the Business's Seller Account. If the Business terminates the Consent to Electronic Communications, the Business agrees that we may declare this Loan immediately due and payable and exercise all remedies available to us at law or equity or as described in this Loan Agreement, including withdrawing the remaining balance from the Business's Seller Account as funds are available until paid.

5.1. Default. Subject to applicable law, the Business will be in default under this Loan Agreement if any of the following events occur: (i) we do not receive any payment under this Loan Agreement when due, (ii) the Business ceases offering products on Amazon.com, (iii) the Business violates any obligation under the Amazon Services Business Solutions Agreement or any applicable Program Policy, (iv) the Business's ordered product sales on Amazon.com as reported in the Business's Seller Account ("OPS") in any 30 day period are less than 50% of the Business's lowest OPS on Amazon.com in any of the 12 months prior to the date of this Loan Agreement, (v) the collective value of the Business's units stored in Amazon fulfillment centers in the US, based on the list price of those units on Amazon.com, ("FBA Inventory Value") at any time during the term of this Loan Agreement is less than 50% of the Business's lowest average monthly FBA Inventory Value in any of the 12 months prior to the date of this Loan Agreement, other than because of inventory sales in the ordinary course of business, (vi) the Business breaches any obligation, representation or warranty under or in connection with this Loan Agreement, (vii) the Business becomes insolvent, enters into receivership, makes an assignment for the benefit of creditors, or declares bankruptcy, or similar proceedings are commenced by or against the Business, (viii) any information, signature or certification provided in connection with the Registration Form, this Loan Agreement or the Consent to Electronic Communications is false, fraudulent, misleading or inaccurate, or (ix) an event occurs that has a material adverse effect on the business, operations or financial condition of the Business or on our rights and remedies under the Loan Agreement.

5.2. Remedies. If the Business is in default, subject to any right the Business may have under law, the Business agrees that we may in our sole discretion exercise any remedy available to us at law or equity or take any or all of the following actions: (I) declare the unpaid balance of the Loan to be immediately due and payable, (II) enforce our rights as a secured party by directing Amazon Services LLC to reserve, hold, and pay to us an amount up to the unpaid balance of the Loan from the Business's Seller Account disbursements until the unpaid balance of the debt under this Loan Agreement is paid in full, (III) enforce our rights as a secured party, by taking possession of the Business's inventory stored in Amazon fulfillment centers and disposing of it in accordance with the Uniform Commercial Code, or (IV) offset any amounts that are payable by the Business to us against any payments we or any of our affiliates may owe to the Business. If this Loan Agreement is referred to an attorney or third party collections agent to collect the amount owed by the Business or otherwise enforce the terms of this Loan Agreement, the Business agrees to pay our reasonable attorneys' fees, court costs and other costs of collection to the fullest extent not prohibited by applicable law. If we choose to take possession of and dispose of any Collateral that consists of Inventory held in an Amazon fulfillment center, the Business agrees that we may credit the Business with the value of the Collateral as determined by us in good faith pursuant to a valuation formula that may take into account several factors (depending on the circumstances), such as the recent listed and sale prices and those of the Business's competitors for sale of the same or similar Inventory.

6. Security. In order to induce us to make a loan to the Business, the Business grants to us, to secure the payment and performance of all of the obligations under this Loan Agreement (including any additional debt arising from the Business's failure to pay or perform under this Loan Agreement, and including all Loans made to the Business in the future), a continuing first lien security interest in all of the following property the Business now owns or may acquire in the future (the "Collateral"): (i) all inventory at any time stored for the Business in Amazon fulfillment centers, wherever found, (ii) any right, title or interest in the Business's Seller Account, as well as any other seller accounts administered by Amazon Services LLC the Business may use, (iii) all Accounts, Chattel Paper, Deposit Accounts, Documents, Instruments, Investment Property, or General Intangibles, (iv) all Equipment, Goods, Inventory and other tangible personal property located in the United States, (v) any books and records pertaining to the Collateral, and (vi) any insurance, proceeds or products of the foregoing. Until the balance of the debt under this Loan Agreement is paid in full, the Business will not be able to remove sellable inventory stored for the Business in Amazon fulfillment centers. The Business represents and warrants that it has and will maintain good, complete and marketable title to all Collateral, free and clear of any and all security interests, liens, or encumbrances of any kind that may be inconsistent with the Loan Agreement or our interests. Unless otherwise defined in this Loan Agreement, capitalized terms in this Section 5 are used as defined in the Uniform Commercial Code of Washington State.

7. Financing Statements; Attorney in Fact. The Business authorizes us to file and, as we may deem necessary or desirable, to sign your name on any documents and take any other actions that we deem necessary or desirable to ensure that our security interest is perfected. You agree to cooperate by signing documents or taking any other action we may request. Except in New Jersey, you appoint us as your attorney in fact to sign your name to documents, applications, filings and certificates of title and transfer documents that are reasonably necessary to evidence or protect our security interest. To the greatest extent not prohibited by law, the Business agrees to pay (and we may charge the Business's Seller Account for) all government imposed fees necessary to file any documents in connection with the Business's obligations under this Loan Agreement. Any financing statements may describe the Collateral as "All assets of the Debtor."

8. Notice of Business's Default. If the Business or Guarantor becomes aware of the existence of any condition or event which with the lapse of time or failure to give notice would constitute an event of default under this Loan Agreement, it will immediately give us written notice describing the condition or event and any related action which it is taking or propose to take.

9. Disputed Payments. The Business will not to send us partial payments marked "paid in full," "without recourse," or with similar language, but if the Business sends such a payment, we may accept it without losing any of our rights under this Loan Agreement. All written communications concerning disputed amounts, including but not limited to any check or other payment instrument indicating that the payment constitutes "payment in full" of the amount owed, must be marked for special handling and mailed or delivered to us at 410 Terry Ave. North, Seattle, WA 98109, Attn: Amazon Capital Services, Inc. and will be effective only if so delivered.

10. Notices; Change of Address. The Business and the Guarantor agree that any notice we send to the Business will be received when the notice is delivered personally, when we mail it, postage paid, to the last address that we have for the Business in our records, or when the notice is delivered via email to the Principal Contact's email address provided in the Registration Form. The Business and the Guarantor agree to notify us promptly of any change in the Principal Contact's email address, postal address and telephone number by emailing us at support@amazoncapital.com.

11. Interpretation; Severability. Paragraph headings are for convenience only and may not be used in the interpretation of this Loan Agreement. If applicable law is finally interpreted so that charges collected or to be collected in connection with this Loan Agreement exceed the permitted limits, then (i) any such charges will be reduced to the permitted amounts and (ii) any amounts already collected that exceed the permitted amounts will be credited to the Business by, at our option, applying the credit to any amounts due hereunder or making a direct payment to the Business. If any provision in this Loan Agreement is invalid under applicable law, the remainder of the provisions in this Loan Agreement will remain in effect. The Business agrees that for purposes of compliance with law under this Loan Agreement, the Business's state of residence is the business address provided in the Registration Form.

12. Assignment. We may sell, assign or transfer this Loan Agreement and our rights and remedies under this Loan Agreement without prior notice to the Business. The Business may not sell, assign or transfer this Loan Agreement or its obligations under this Loan Agreement.

13. Telephone Monitoring and Recording. From time to time, we may monitor and/or record telephone calls regarding the Loan, and the Business and Guarantor agree to any such monitoring and/or recording.

14. Communicating with the Business and the Guarantor; Consent to Contact by Electronic and Other Means. We or our agents may contact the Business and the Guarantor for any lawful purpose, including for the collection of amounts owed to us and for the offering of products or services at any of the addresses, phone numbers or email addresses provided to us. No such contact will be deemed unsolicited. To the greatest extent not prohibited by applicable law, we or our agents may (i) contact the Business and the Guarantor at any address or telephone number (including wireless cellular telephone or ported landline telephone number) that may be provided to us from time to time; (ii) use any means of communication, including, but not limited to, postal mail, electronic mail, telephone or other technology, to reach the Business and the Guarantor; (iii) use automatic dialing and announcing devices which may play recorded messages; and (iv) send text messages to the Business's and Guarantor's telephone. The Business and the Guarantor may contact us at any time to ask that we not contact the Business or the Guarantor using any one or more methods or technologies.

15. Reservation of Rights. We will not be deemed to have waived any of our rights by delaying the enforcement of any of our rights. If we waive any of our rights on one occasion, that waiver will not constitute a waiver by us of our rights on any future occasion. We will be under no duty to enforce payment of the amount owed us under this Loan Agreement by exercising any of our rights under this Loan Agreement.

16. Limitation of Liability. To the maximum extent permitted by applicable law, we and our affiliates will not be liable to the Business or the Guarantor for any indirect, incidental, special, consequential, or exemplary damages (including damages for loss of profits, goodwill, use, or data), even if we or our affiliates have been advised of the possibility of such damages or losses. We and our affiliates will not be liable for any delay or failure to perform any obligation under these terms based on reasons, events, or other matters beyond our reasonable control. In any event, our aggregate liability under this Loan Agreement is $100.

17. Disputes. Any dispute or claim relating in any way to this Loan Agreement will be resolved by binding arbitration, rather than in court, except that the Business and Guarantor may assert claims in small claims court if the claims qualify. The Federal Arbitration Act and federal arbitration law apply to this agreement. There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award on an individual basis the same damages and relief as a court (including injunctive and declaratory relief or statutory damages), and must follow the terms of this Loan Agreement as a court would. To begin an arbitration proceeding, the Business or Guarantor must send a letter requesting arbitration and describing its claim to our registered agent Corporation Service Company, 300 Deschutes Way SW, Suite 304, Tumwater, WA 98051. The arbitration will be conducted by the American Arbitration Association (AAA) under its rules, including the AAA's Supplementary Procedures for Consumer-Related Disputes. The AAA's rules are available at www.adr.org or by calling 1-800-778-7879. Payment of all filing, administration and arbitrator fees will be governed by the AAA's rules. We will reimburse those fees for claims totaling less than $10,000 unless the arbitrator determines the claims are frivolous. Likewise, we will not to seek attorneys' fees and costs in arbitration unless the arbitrator determines the claims are frivolous. The Business or Guarantor may choose to have the arbitration conducted by telephone, based on written submissions, or in person in the county where the Business is domiciled or at another mutually agreed location. Each party agrees that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration each party waives any right to a jury trial.

18. Governing Law. The Federal Arbitration Act, applicable federal law and the laws of the state of Washington, without regard to principles of conflict of laws, will govern this Loan Agreement and any dispute of any sort that might arise between the Business, the Guarantor and us. This Loan Agreement is entered into between the Business, the Guarantor and us in the State of Washington.

19. Privacy Notice. As a subsidiary of Amazon.com, Amazon Capital Services, Inc. follows the same information practices as Amazon.com, and information we collect from the Business and the Guarantor is subject to the Amazon.com Privacy Notice (the "Privacy Notice"), current version of which is located at: http://www.amazon.com/privacy

20. Credit Bureau Notice. We may report information about the Business's Loan to credit bureaus. Late payments, missed payments, or other defaults on the Business's Loan may be reflected in the Business's credit report.

21. Entire Agreement. The Business and the Guarantor agree that this Loan Agreement is the entire agreement and no oral changes can be made.

22. Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

CONSENT TO ELECTRONIC COMMUNICATIONS

1. Categories of Communications.

The Business and the Guarantor understand and agree that Amazon Capital Services, Inc., our assignees, agents or other holders of the Loan may provide the Business and the Guarantor by electronic means information regarding the Loan, including communications related to delinquent accounts and disclosures required by applicable federal or state law (collectively, "Communications") which may include, but is not limited to the following:

•The Loan Agreement;

•Letters or notices regarding the Loan, including customer service responses;

•Letters or notices regarding delinquencies, including notices for collections;

•Other federal and state law disclosures, notices and communications in connection with the application for, the opening of, maintenance of or collection of the Loan.

Communications may be sent to the Principal Contact's email in the Registration Form above. Communications may include the name of the Guarantor, the name of the Business and some information about the Loan, including the balance or payment due dates. Note: Electronic Communications can be accessed by any party with access to the Principal Contact's email account or hardware or software used to view the email account. We are not responsible for any unintended disclosure to third parties.

2. Manner of Consent.

The Business and the Guarantor acknowledge that by giving Consent the Business and the Guarantor demonstrate that each can access information that we may provide to the Business and the Guarantor by electronic Communications.

3. Hardware and Software Requirements.

In order to access and retain Communications, the Business and the Guarantor must have:

•An Internet Browser which supports HTML 4.0 and SSL-encryption, such as Microsoft Internet Explorer 7.0 or later and Firefox 3.6 or later.

•A means to print or store notices and information through browser software.

•A personal computer or equivalent device capable of connecting to the Internet via dial-up, DSL, Cable Modem, Wireless Access Protocol, or equivalent, and that supports the foregoing requirements.

4. Paper Copies of Communications and Withdrawal of Consent.

Upon request, we will send the Business and the Guarantor a paper copy of any material provided electronically pursuant to this Consent. To obtain a paper copy of any of this material please email us at amazon-lending@amazon.com or write to us at 410 Terry Ave. North, Seattle, WA 98109. There will be no charge for a paper copy of this material. The Business or the Guarantor may also withdraw its consent to electronic disclosures by contacting us in the same manner. If the Business or the Guarantor withdraw its consent to electronic disclosures, we may elect to terminate our relationship with the Business and the Guarantor.

5. Communications in Writing.

All Communications in either electronic or paper format from us to the Business and the Guarantor will be considered "in writing." Print or download a copy of this Consent, the completed Registration Form, the Loan Agreement, the Privacy Notice, the Loan application, and any other Communication that is important for Business records.

6. Federal Law.

The Business and the Guarantor acknowledge and agree that Consent is being provided in connection with a transaction affecting interstate commerce that is subject to the federal Electronic Signatures in Global and National Commerce Act, and that each party intends that the Act apply to the fullest extent possible to validate our ability to conduct business with the Business and the Guarantor by electronic means.

7. Electronic Signatures.

The Business and the Guarantor acknowledge that by clicking on the "I Agree", the "Submit" or similar button on this website, the Business and the Guarantor are indicating their intent to sign the relevant document or record and that this will constitute the signature of the Guarantor and an authorized individual of the Business.

TERMS AND CONDITIONS FOR AUTOMATIC ACH PAYMENT OPTION

These terms and conditions (the "Terms and Conditions") govern the Business's use of the automatic ACH payment option as described herein.

1. ACH Payment Option. Amazon permits the Business to debit its designated financial institution account ("Payment Account") to make one or more payments, as necessary, against any outstanding balance due on the Loan (the "ACH Payment Option"). The ACH Payment Option is only available if the Payment Account registered with us is a valid automated clearing house ("ACH") enabled payment account at a United States-based financial institution. THE BUSINESS AUTHORIZES US (OR OUR AGENT) TO INITIATE ONE OR MORE ACH DEBIT ENTRIES (WITHDRAWALS) OR THE CREATION OF AN EQUIVALENT BANK DRAFT FOR THE SPECIFIED AMOUNT(S) (INCLUDING APPLICABLE TAXES OR FEES, IF ANY) FROM THE PAYMENT ACCOUNT. All ACH Payment Option debits will be processed in U.S. dollars. We may in our sole discretion refuse the ACH Payment Option to anyone or any user, without notice, for any reason at any time.

2. Acceptance of Terms and Conditions. By using the ACH Payment Option, the Business agrees that it: (a) has read, understands, and agrees to these Terms and Conditions, and that this agreement constitutes a "writing signed by you" under any applicable law or regulation; (b) consents to the electronic delivery of disclosures and communications; (c) authorizes us (or our agent) to make any inquiries we consider necessary to validate any dispute involving your payment, including performing credit checks or verifying information with third parties; (d) certifies that the Payment Account was established primarily for business or commercial purposes and not primarily for personal, family or household purposes; and (e) agrees to be bound by the NACHA Operating Rules.

3. Customer Service. Payments that we process to the Payment Account will be identified as "Amazon" (or similar identifier) on the statement issued by the financial institution holding the Payment Account. All questions relating to any payments made using the Payment Account should be initially directed to us. Save any payment confirmations, and check them against the Payment Account statement. The Business may also view Loan details and payment history at any time in Seller Central. If the Business believes that any payment transaction initiated by us (or our agent) with respect to the Payment Account is erroneous, or if the Business needs more information about any such transaction, contact us as soon as possible. Notify us at once if the password associated with the Business's Seller Account has been lost or stolen, or if someone has attempted (or may attempt) to make a transfer from the Payment Account using the Business's Seller Account without permission. The Business may contact us regarding the Loan or any payments made using the Seller Account by writing to us at support@amazoncapital.com.

4. Agreement Changes. We may in our sole discretion change these Terms and Conditions at any time without notice to the Business. If any change is found to be invalid, void, or for any reason unenforceable, that change is severable and does not affect the validity and enforceability of any other changes to the remainder of these Terms and Conditions. We reserve the right to subcontract any of our rights or obligations under these Terms and Conditions. THE BUSINESS'S CONTINUED USE OF THIS ACH PAYMENT OPTION AS A PAYMENT METHOD WITH RESPECT TO THE LOAN MADE TO THE BUSINESS BY US AFTER WE CHANGE THESE TERMS AND CONDITIONS CONSTITUTES ACCEPTANCE OF THOSE CHANGES.

PERSONAL GUARANTY

You certify that you are the guarantor (the "Guarantor") of all indebtedness, liabilities and obligations of the Business to Amazon under the Loan Agreement, whether presently existing or hereafter arising (the "Guaranteed Obligations"), that you authorize the Personal Guaranty, and that you agree to the Consent to Electronic Communications as the Guarantor.

The Guarantor unconditionally and irrevocably guarantees the Guaranteed Obligations, together with all expenses we incur relating to collection of the Guaranteed Obligations, including reasonable attorneys' fees.

The Guarantor understands that we may proceed directly against the Guarantor without first exhausting our remedies against the Business or any other person or any security held by us or any guarantor, and that this Personal Guaranty will not be affected by failure by us to enforce any rights or remedies we may have against the Business.

The Guarantor waives (i) all defenses of the Business pertaining to the duties and obligations of the Business (including discharge in bankruptcy), any evidence thereof, and any security therefor, except the defense of discharge by payment; (ii) all defenses of a surety to which the Guarantor may be entitled by statute or otherwise; (iii) notice of acceptance of this Personal Guaranty and of the creation and existence of the duties and obligations of the Guarantor hereunder; (iv) presentment, demand for payment, notice of dishonor, notice of non-payment, and protest of any instrument evidencing the duties and obligations of the Business; (v) all other demands and notices to the Guarantor or any other person and all other actions to establish the liability of the Guarantor; and (vi) the right to trial by jury in any action in connection with this Personal Guaranty.

Any indebtedness the Business may owe to the Guarantor is hereby subordinated to the payment of the Guaranteed Obligations. The Guarantor agrees that after any default by the Business under the Loan Agreement, it will hold any funds received from the Business in trust for us to satisfy the obligations of the Business to us under the Loan Agreement, and will promptly pay those funds to us. Until the Guaranteed Obligations are fully satisfied, Guarantor waives all rights of subrogation, contribution, indemnification, exoneration, or reimbursement the Guarantor may have against the Business arising from the existence of this Personal Guaranty.

Nothing, except full payment and discharge of all of the Guarantor's duties and obligations to us, which but for this provision could act as a release or impairment of the liability of the Guarantor, will in any way release, impair, or affect the liability of the Guarantor. The Guarantor hereby consents that we may without further consent or disclosure and without affecting or releasing the obligations of Guarantor hereunder: (a) surrender, exchange, release, assign, or sell any collateral or waive, release, assign, sell, or subordinate any security interest; (b) waive or delay the exercise of any of our rights or remedies against the Business; (c) waive or delay the exercise of any of our rights or remedies in respect of any collateral or security interest now or hereafter held; (d) renew, extend, waive or modify the terms of any obligation, or any instrument or agreement evidencing the same; (e) renew, extend, waive or modify the terms of any security document; (f) apply payments received from the Business or any surety or guarantor or from any collateral, to any indebtedness, liability, or obligations of the Business or such sureties or guarantors whether or not a Guaranteed Obligation hereunder; and (g) realize on any security interest, judicially or nonjudicially, with or without preservation of a deficiency judgment.

This Personal Guaranty will not be discharged or affected by the death of the Guarantor, will bind all heirs, administrators, representatives, and assigns, and may be enforced by or for the benefit of any successors in interest to us. The Guarantor may not assign or otherwise transfer all or any part of its rights or obligations hereunder.